UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A

____________________

Proxy Statement Pursuant
to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Virtuix Holdings Inc.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS OF
VIRTUIX HOLDINGS INC.

Proxy Statement dated August 6, 2026
and first mailed to stockholders on or about August 10, 2026

Dear Stockholders:

You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Virtuix Holdings Inc. (the “Company”) at 9:00 a.m. Central Time on September 24, 2026. This Annual Meeting will be held entirely online to allow for greater participation. Stockholders may participate in this Annual Meeting by visiting the following hosting URL: www.virtualshareholdermeeting.com/VTIX2026.

Your vote and feedback are very important! Although our Chief Executive Officer and Chairman, Jan Goetgeluk, holds a majority of the combined voting power of our outstanding capital stock and can determine the outcome of matters submitted to a vote of stockholders, the Board values input from all stockholders. Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible before the Annual Meeting via the Internet at www.proxyvote.com, by telephone at 1-800-690-6903 or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

Thank you for your confidence and continued support.

Sincerely,
/s/ Jan Goetgeluk
Jan Goetgeluk Chief Executive Officer and Chairman

August 6, 2026

NOTICE OF Annual Meeting OF STOCKHOLDERS

Time	9:00 a.m. Central Time
Date	September 24, 2026
Place	The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/VTIX2026
Purpose

The meeting will be held for the following purposes:

1.      to elect three Class I directors to serve until the 2029 annual meeting of stockholders;

2.      to ratify, on an advisory basis, the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027;

3.      and to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Record Date	The Board has fixed the close of business on July 29, 2026, as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VTIX2026, you must enter the control number found on your proxy card, voting instruction form or Notice card.

Voting by Proxy

YOUR VOTE AND FEEDBACK ARE VERY IMPORTANT. Although our Chief Executive Officer and Chairman, Jan Goetgeluk, holds a majority of the combined voting power of our outstanding capital stock and can determine the outcome of matters submitted to a vote of stockholders, the Board values input from all stockholders. Before the Annual Meeting, you may vote via the Internet at www.proxyvote.com, by telephone at 1-800-690-6903 or, if you receive a paper proxy card or voting instruction form, by completing, signing, dating and returning the proxy card or voting instruction form in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Internet and telephone voting will be available until 11:59 p.m. Eastern Time on September 23, 2026. You may also vote during the Annual Meeting electronically at www.virtualshareholdermeeting.com/VTIX2026 by following the instructions included on the enclosed proxy card. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Chief Executive Officer of the Company, or by attending the Annual Meeting virtually and voting during the Annual Meeting. We will not be able to count a proxy card unless we receive it at our principal executive offices at 11500 Metric Blvd, Suite 430 Austin, Texas 78758, or at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beginning on or about August 10, 2026, the proxy materials will be mailed to our stockholders of record on July 29, 2026.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our executive offices for a period of 10 days prior to the Annual Meeting until the close of such meeting.

By order of the Board of Directors,
/s/ Jan Goetgeluk
Jan Goetgeluk Chief Executive Officer and Chairman

August 6, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 24, 2026: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Page
Proposal 1 — Election of Directors	5
Proposal 2 — Ratification of Appointment of EisnerAmper LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2027	7
The Board, its Committees and its Compensation	8
Executive Officers & Significant Employees	15
Executive Compensation	17
Securities Authorized for Issuance Under Equity Compensation Plans	25
Certain Relationships and Related Party Transactions	26
Policies with Respect to Certain Activities	28
Security Ownership of Certain Beneficial Holders and Management	29
Audit Committee Report	31
Stockholder Proposals for the 2027 Annual Meeting of Stockholders	32
Householding of Proxy Materials	33
Annual Report	34
Other Matters	35

i

VIRTUIX HOLDINGS INC.
11500 METRIC BLVD, SUITE 430 AUSTIN, TX 78758
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 24, 2026
AT 9:00 A.M. CENTRAL TIME

GENERAL INFORMATION

As used in this proxy statement, the “Company,” “we,” “us” and “our” refer to Virtuix Holdings Inc. The term “Annual Meeting,” as used in this proxy statement, refers to the Annual Meeting of Stockholders and includes any adjournment or postponement of such meeting.

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

This proxy statement and the proxy card will be mailed to you on or about August 10, 2026, shortly after the filing of the definitive proxy statement with the Securities and Exchange Commission (the “SEC”).

How do I attend the Annual Meeting?

The meeting will be held entirely online on September 24, 2026 at 9:00 a.m. Central Time at www.virtualshareholdermeeting.com/VTIX2026. Information on how to vote at the virtual Annual Meeting is discussed below.

When is the record date for the Annual Meeting?

The Board of Directors of the Company (the “Board”) has fixed the record date for the Annual Meeting as of the close of business on July 29, 2026 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, a total of 29,907,526 shares of Class A common stock and 4,000,000 shares of Class B common stock were outstanding and entitled to vote. Each share of Class A common stock is entitled to one vote on each matter, and each share of Class B common stock is entitled to 20 votes on each matter. As a result, a stockholder’s voting power may differ from the stockholder’s economic ownership of our outstanding capital stock.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with Odyssey Transfer and Trust Company, our transfer agent, you are considered the stockholder of record, or a registered holder, with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee (in “street name”), you are considered the beneficial owner of those shares.

How do I vote by proxy before the Annual Meeting?

If your shares are held directly in your own name, you may vote your shares before the Annual Meeting via the Internet at www.proxyvote.com, by telephone at 1-800-690-6903 or, if you receive printed copies of the proxy materials, by mail by completing, signing and dating the proxy card and returning it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Internet and telephone voting will be available until 11:59 p.m. Eastern Time on September 23, 2026. Have your proxy card in hand when you access the website or call and follow the instructions.

If your shares are held in street name, meaning registered in the name of your broker, bank or other nominee, you should vote your shares by following the instructions from your broker, bank or other nominee.

What shares are included on a proxy card or voting instruction form?

Each proxy card or voting instruction form represents the shares registered to you as of the close of business on the Record Date. You may receive more than one proxy card or voting instruction form if you hold your shares in multiple accounts, some of your shares are registered directly in your name with our transfer agent, or some of your shares are held in street name through a broker, bank, or other nominee. Please vote the shares on each proxy card or voting instruction form to ensure that all of your shares are counted at the Annual Meeting.

What if I have shares registered in my name and don’t vote on a particular matter when returning a proxy card?

Properly signed proxy cards received before the close of voting at the Annual Meeting will be voted according to the directions provided. If a signed proxy card is returned without stockholder direction on a matter, the shares will be voted as recommended by the Board.

Will my shares held in street name be voted if I don’t provide instructions?

Under the rules of the Nasdaq Stock Market (“Nasdaq”), which govern how brokers may vote shares they hold on behalf of their customers, brokers may vote shares on certain “routine” matters for which their customers do not provide voting instructions. The advisory ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027 (the “Auditor Ratification Proposal”) is considered a “routine” matter; therefore, your broker may vote your shares on the Auditor Ratification Proposal even if you do not provide voting instructions. The election of directors proposal (the “Director Election Proposal”) is not a “routine” proposal; therefore, your broker will be unable to vote your shares on this proposal if you do not instruct your broker how to vote, which is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the vote on the Director Election Proposal, since brokers are not entitled to vote on such proposal absent instructions and the matter is determined based on the votes actually cast.

How can I vote at the virtual Annual Meeting?

Stockholders of record may vote their shares electronically during the Annual Meeting at www.virtualshareholdermeeting.com/VTIX2026 by following the instructions included on the enclosed proxy card and using the control number printed on the proxy card.

If you hold your shares in street name, you may not vote your shares at the online Annual Meeting unless you request and obtain a valid proxy card from your broker, bank or other nominee.

I have shares registered in my name and, in addition, have shares in a brokerage account. How do I vote these shares?

Shares that you hold in street name are not included in the total number of shares set forth on your proxy card. Your broker, bank or other nominee will send you instructions on how to vote those shares.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

•        FOR the election of the three Class I nominees to serve as directors until the 2029 annual meeting of stockholders;

•        FOR the advisory ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027; and

•        at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

Who pays the costs of the Annual Meeting and proxy materials?

We will pay the costs of preparing, assembling, printing, mailing and making available these proxy materials and holding the Annual Meeting. We have not retained a proxy solicitor for the Annual Meeting. Our directors, officers and employees may communicate with stockholders regarding the Annual Meeting in person, by telephone or by other means of communication, but they will not be paid any additional compensation for doing so. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

Can I change my vote?

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name, you may change your vote or revoke your proxy by:

•        delivering written notice to the Company at any time before the close of voting at the Annual Meeting;

•        submitting a later dated proxy over the internet or by telephone in accordance with the instructions in the Notice or the proxy card; or

•        voting your shares electronically during the Annual Meeting.

If your shares are held in street name, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

How is a quorum reached?

Business may not be conducted at the Annual Meeting unless a quorum is present. Under our bylaws (“Bylaws”), quorum is determined based on voting power: a majority of the voting power of the shares entitled to vote at the Annual Meeting, present in person or by remote communication, if applicable, or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Because Mr. Goetgeluk holds approximately 72.82% of the combined voting power of our outstanding capital stock, the shares he controls are alone sufficient to establish a quorum if present in person or by remote communication or represented by proxy at the Annual Meeting.

If the shares controlled by Mr. Goetgeluk are not present in person or by remote communication, if applicable, or represented by proxy at the Annual Meeting, a quorum would not be reached. The voting power represented by abstentions and broker non-votes is counted as present for the purpose of determining whether a quorum is present.

What vote is required to approve each item and how are votes counted?

Because Mr. Goetgeluk holds approximately 72.82% of the combined voting power of our outstanding capital stock, the shares he controls will determine the outcome of each proposal submitted to a vote of stockholders if they are voted. The Board nevertheless encourages all stockholders to vote because stockholder votes provide meaningful input to the Board, the audit committee and management.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 —	Election of Directors	Plurality (that is, the largest number) of all the votes cast (1)	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 —	Advisory Ratification of the Appointment of EisnerAmper LLP	Affirmative vote of a majority of the votes cast	Yes	Abstentions are not considered votes cast and will have no effect

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business properly come before the meeting in accordance with our Bylaws and applicable law, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. Because Mr. Goetgeluk holds a majority of the combined voting power of our outstanding capital stock, any such matter requiring stockholder approval can be determined by the voting power he controls if those shares are voted. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at any postponed or adjourned meeting. You will still be able to change your proxy until it is voted. Because Mr. Goetgeluk holds approximately 72.82% of the combined voting power of our outstanding capital stock, the shares he controls are alone sufficient to establish a quorum if present, and he is able to determine the outcome of all matters submitted for stockholder approval. As a result, a postponement or adjournment of the Annual Meeting for failure to obtain a quorum or for failure to obtain sufficient votes to approve any proposal is unlikely as a practical matter. Notwithstanding the foregoing, the Annual Meeting may still be postponed or adjourned for technical, procedural, or other proper reasons as permitted under our Bylaws and applicable law.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the results are known to us, file an additional Form 8-K to publish the final results.

Who should I contact if I have any additional questions?

If you are the stockholder of record for your shares, please contact Chris Tyson, at VTIX@mzgroup.us. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

PROPOSAL 1:
ELECTION OF DIRECTORS

At the Annual Meeting, three Class I directors will be elected to serve three-year terms expiring at our annual meeting of stockholders in 2029 and until their respective successors are duly elected and qualified. This section contains information relating to the three director nominees. The director nominees were selected and approved by the Board for submission to the stockholders. The nominees for election are Ugo de Charette, John Cunningham and Melissa Mohr. Mr. de Charette and Mr. Cunningham currently serve as directors, and Ms. Mohr has been nominated to stand for election as a Class I director. Parthkumar Jani currently serves as a Class I director and is not standing for re-election at the Annual Meeting. We thank Mr. Jani for his dedicated service and meaningful contributions to the Board over the past three years. Mr. Jani’s decision not to stand for re-election was not the result of any disagreement with the Company regarding operations, policies, or practices.

Board Classification

Our Board is divided into three classes, with each class serving a three-year term. At each annual meeting, one class of directors is elected for a three-year term, and only the directors in the class whose term expires at that annual meeting are presented as nominees for election.

Class I — Term expires at the Annual Meeting. The Class I nominees standing for election at the Annual Meeting are Ugo de Charette, John Cunningham and Melissa Mohr. If elected, each Class I nominee will serve until the 2029 annual meeting of stockholders and until his or her successor is duly elected and qualified. Parthkumar Jani currently serves as a Class I director and is not standing for re-election at the Annual Meeting.

Class II — Term expires at the 2027 annual meeting of stockholders. The Class II directors are David Allan and Randolph Read.

Class III — Term expires at the 2028 annual meeting of stockholders. The Class III directors are Jan Goetgeluk and Brett Moyer.

Biographical information for the Class I nominees is included below. Biographical information for the continuing Class II and Class III directors appears under “The Board, its Committees and its Compensation — Class II Directors” and “— Class III Directors” below.

The composition of our Board reflects our belief that multiple and varied points of view facilitate more balanced, wide-ranging discussion in the boardroom, and contribute to a more effective decision-making process.

The Board unanimously recommends a vote FOR the election of each of the nominees listed below.

Class I nominees to be elected for terms expiring at the Annual Meeting in 2029

Ugo de Charette, Mr. de Charette has served on our board since April 2024. From April 2005 to October 2024, he was the General Manager at Tous Contes Fees, where he managed a catalogue of musical rights. Mr. de Charette has experience managing investments in a diverse portfolio of media, technology, and real estate investments. Mr. de Charette holds a B.A. in International Economics and International Affairs from the American University in Paris, France, and currently resides in Dubai, United Arab Emirates. He brings a global perspective and deep experience in investment management and international business to his board service.

The Board believes Mr. de Charette is qualified to serve as a director because of his international business experience, investment management background, and experience evaluating strategic business opportunities. His perspective on international markets and long-term business planning complements the experience and expertise of the Company’s other directors.

John Cunningham, Mr. Cunningham joined our Board in October 2025. Since January 2026, Mr. Cunningham has served as Chief Growth Officer at Sabel Systems Technology Solutions. Since October 2023, Mr. Cunningham has also served as founder and Chief Executive Officer of Spatial Synergy, a technology consulting and services firm focused on digital transformation solutions for defense and manufacturing clients. In that role, he has overseen the establishment of U.S. operations for Virtualware (USA), advised U.S. defense integrators on product development and go-to-market strategies, and led business development for a medical AI company entering U.S. Defense Healthcare.

From June 2020 to October 2023, Mr. Cunningham was Head of Government and Aerospace at Unity Technologies, where he launched and built Unity’s federal and aerospace business. From 2017 to 2020, Mr. Cunningham served as Chief Revenue Officer of The DiSTI Corporation, where he co-led a strategic pivot from government-focused perpetual software licensing to a SaaS model targeting commercial markets, restructured the business into three lines of business, and expanded global partnerships. Mr. Cunningham holds an M.B.A. in Technology Management from the University of Phoenix and a B.S. in Data Processing from Florida Agricultural & Mechanical University.

The Board believes Mr. Cunningham is qualified to serve as a director because of his executive leadership experience in software, immersive technology, and defense-related businesses. His experience commercializing technology products and developing strategic business relationships provides valuable perspective as the Company continues to grow its business.

Melissa Mohr, Ms. Mohr is standing for election to the Board for the first time. She has served as Senior Vice President, Product at Vivint since January 2026, where she is responsible for the end-to-end product roadmap for Vivint, spanning the mobile and web app, product vision and strategy, design identity, and user experience across the full smart home platform. From January 2022 to December 2025, Ms. Mohr served as Director, Alexa Smart Home at Amazon, where she led the Alexa Smart Home business and was responsible for product, marketing, go-to-market strategy, and business profit and loss. Ms. Mohr has more than 17 years of experience leading teams and strategy at Amazon and NRG, including product teams across software, features, and hardware products. Ms. Mohr holds an M.B.A. from Rice University’s Jess H. Jones Graduate School of Management and a B.S. from the University of Kentucky. She brings significant product strategy, technology leadership, go-to-market, and financial oversight experience to her board service.

The Board believes Ms. Mohr is qualified to serve as a director because of her experience leading product strategy, product development, and go-to-market for global technology companies. Her background in consumer technology and product management complements the Board’s existing experience and supports the Company’s continued product and business development initiatives.

PROPOSAL 2 —
ADVISORY RATIFICATION OF APPOINTMENT OF
EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2027

The audit committee has appointed EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027. Stockholder ratification of this appointment is not required, and SEC regulations and Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the audit committee and the Board believe that submitting the appointment to stockholders as a matter of good corporate governance is appropriate and provides stockholders an opportunity to provide input on a key corporate governance issue. If stockholders do not ratify the appointment, the audit committee will carefully evaluate the results of the vote, consider the reasons for the vote to the extent they are known, and determine whether retaining the current independent registered public accounting firm or appointing a different firm would be in the best interests of the Company and its stockholders. However, the audit committee is not required to appoint a different independent registered public accounting firm. The audit committee may also appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of EisnerAmper LLP are expected to virtually attend the Annual Meeting and will be available to respond to appropriate questions.

Selection.    M&K CPAS, PLLC served as the Company’s independent registered public accounting firm for 2025 and 2026. The audit committee has selected EisnerAmper LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027.

Audit and Non-Audit Fees.    The following table presents fees for audit services rendered by M&K CPAS, PLLC for the audit of the Company’s annual financial statements for 2026 and 2025, and fees billed for other services rendered by M&K CPAS, PLLC.

	MARCH 31, 2026	MARCH 31, 2025
Audit Fees(1)	$132,421	$47,500
Audit-Related Fees	—	—
Tax Fees(2)	$—	—
All Other Fees	—	—
Total	$132,421	$47,500

____________

(1)      Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings and reviews of documents filed with the SEC.

(2)      Includes fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.

The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our principal independent accountants. Prior to the formation of the audit committee in August 2025, all audit and non-audit services for the fiscal year ended March 31, 2026, were pre-approved by the Board of Directors. Following its formation, all such services were pre-approved by the audit committee.

The Board unanimously recommends a vote FOR the advisory ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board has an audit committee and, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. A copy of the audit committee’s charter is posted on our website. Our website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

“Controlled Company” Status

Under Section 5615(c)(1) of the Nasdaq Listing Rules, a “controlled company” is a company in which more than 50% of the voting power for the election of Directors is held by an individual, a group, or another company. As of the date of this Proxy Statement, Jan Goetgeluk holds sole voting power over 4,000,000 shares of our Class B common stock, which represents approximately 72.82% of the combined voting power of both classes of our common stock outstanding. Based on advice of counsel, our Board has determined that the Company is therefore a “controlled company” within the Nasdaq Listing Rules. The Board periodically reviews whether continued reliance upon the controlled company exemptions remains appropriate.

    After reviewing the benefits and detriments of taking advantage of the exemptions to certain corporate governance rules available to a “controlled company” as set forth in the Nasdaq Listing Rules, our Board has determined to take advantage of those exemptions. In reliance on a “controlled company” exemption, the Company does not maintain a separate standing Nominating Committee or Compensation Committee.

Effect of Mr. Goetgeluk’s Voting Power

Because Mr. Goetgeluk holds approximately 72.82% of the combined voting power of our outstanding capital stock, he is able to determine the outcome of matters submitted to our stockholders for approval if the shares he controls are voted. This includes the election of directors and the advisory ratification of the appointment of our independent registered public accounting firm. The Board nevertheless believes that the votes of all stockholders are important because they provide meaningful input to the Board, the audit committee and management.

Class II Directors

The following directors are Class II directors, whose terms expire at the 2027 annual meeting of stockholders.

David Allan, Chief Operating Officer, President and Director

David Allan has served as a director of the Company since December 2016. He was appointed President and Chief Operating Officer of Virtuix in December 2013 and served until September 2024, when he resigned from these two roles to concentrate on Asian operations. He was reappointed President and Chief Operating Officer in July 2025. During the interval from September 2024 to July 2025, Mr. Allan continued to serve as Virtuix’s Managing Director of Asian Operations, a position he has held since joining Virtuix in August 2013.

Prior to joining Virtuix, Mr. Allan was Vice President at ERP Power LLC, a California-based manufacturer of power supplies and LED light engines, from June 2008 to January 2012. In that role, he established the company’s wholly owned factory in Zhuhai, China and contributed to the company’s growth to approximately $50 million in annual sales and 700 employees, culminating in the company’s acquisition by a private equity firm. From January 2006 to May 2008, Mr. Allan served as Regional Materials Manager at Flextronics (now called Flex), a Fortune 500 manufacturer, where he managed the supply chain for Flextronics plants in China and Malaysia that produced products for top-tier customers such as Apple and Dell. He also spent twelve years as co-owner of a Taiwan-based OEM hardware business.

Mr. Allan holds a Bachelor of Applied Science in Systems Design Engineering from the University of Waterloo, Canada. He is fluent in Mandarin and divides his time between Virtuix’s subsidiaries in Taipei, Taiwan, Hong Kong, and Zhuhai, China.

Randolph Read, Director

Randolph C. Read has been President and Chief Executive Officer of International Capital Markets Group, Inc. for more than five years and has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC for more than five years. Mr. Read has served as an independent director of Virtuix Holdings Inc. and Chairman of its Audit Committee since August 2025, and as a member of its Acquisition Committee since its formation on April 30, 2026.

Mr. Read has served since November 2018 as an independent manager/director and Chairman of the Board of Managers of New York REIT Liquidating LLC, a successor to New York REIT, Inc., a publicly traded (NYSE) real estate investment trust, where Mr. Read served as an independent director from December 2014 to November 2018, including as Chairman of its Board of Directors from June 2015 to November 2018. Mr. Read has also served as an independent Director of Roman DBDR Acquisition Corp. II since April 2026. Mr. Read previously served as an independent Director of SandRidge Energy, Inc. from June 2018 to June 2026. He also previously served as Chairman of the Board of Enzon Pharmaceuticals, Inc. from August 2020 to March 2026, until its merger with Viskase Companies, Inc., upon which Enzon was renamed Viskase Holdings, Inc., and continued to serve on the board through April 2026. Mr. Read also previously served as an independent director of Luby’s Inc. from August 2019 to August 2021.

Mr. Read holds an M.B.A. in Finance from the Wharton School of the University of Pennsylvania, a B.S. from Tulane University, and has significant accounting and financial reporting experience, including experience as a Certified Public Accountant.

Mr. Read’s experience as a public company director and executive officer of entities in a variety of industries, together with his expertise in capital markets, corporate finance, accounting, financial reporting, corporate governance, and strategic planning, as well as operations experience, provides the Board with valuable financial and strategic oversight. His knowledge, financial expertise, experience evaluating and completing financings, acquisitions, and other strategic transactions, and leadership qualities and roles, make him well qualified to serve on the Board.

Class III Directors

The following directors are Class III directors, whose terms expire at the 2028 annual meeting of stockholders.

Jan Goetgeluk, Chief Executive Officer and Chairman

Jan Goetgeluk is the founder, Chief Executive Officer, and Chairman of Virtuix. He has served in the position of Chief Executive Officer and as a director since February 2013. Mr. Goetgeluk also served as Chief Financial Officer from July 2025 to October 2025.

Prior to founding Virtuix, Mr. Goetgeluk was an Investment Banking Associate at J.P. Morgan from May 2010 to February 2013. From September 2006 to July 2007, he was a Project Engineer at the Belgian logistics conglomerate, Katoen Natie.

He holds a Bachelor of Science degree in Mechanical Engineering and a Master of Science degree in Mechanical Engineering & Industrial Management from Ghent University. Mr. Goetgeluk also received a Master of Business Administration from Rice University.

Brett Moyer, Director

Brett Moyer has served as a member of the Virtuix board of directors since March 2026. Mr. Moyer has more than two decades of executive leadership experience with public and private technology companies, with a particular focus on corporate strategy, mergers and acquisitions, and financial management. Since January 2025, Mr. Moyer has served as Chief Financial Officer of Datavault AI Inc. (Nasdaq: DVLT), where he is responsible for financial reporting, mergers and acquisitions, and executive compensation matters. From July 2018 through December 2024, Mr. Moyer served as Chief Executive Officer of WiSA Technologies, Inc. (Nasdaq: WISA). Prior to WiSA Technologies, Mr. Moyer served as Chief Executive Officer of Summit Semiconductor, a private company, and previously served as Chief Executive Officer of Focus Enhancements, a public company. Over the course of these roles, Mr. Moyer has led or participated in capital-raising activities totaling more than $500 million across multiple companies. Mr. Moyer also currently serves as a director of Ryvyl, a publicly traded company, a position he has held since June 2025. In addition, Mr. Moyer serves as a member of the audit committee of Ryvyl.

Mr. Moyer brings to the Board extensive experience as a public company chief executive officer and chief financial officer, as well as significant expertise in financial reporting, capital markets transactions, and corporate governance. The Board believes Mr. Moyer’s depth of executive leadership experience and financial acumen qualify him to serve as a director. Mr. Moyer holds a B.A. in Economics from Beloit College and an M.B.A. from Thunderbird School of Global Management.

Director Compensation Program

Directors who are officers of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-management directors:

•        The Company pays cash retainers to certain non-management directors, including a $3,000 monthly retainer for Mr. Read effective as of the first month following the Company’s direct listing and a $2,000 monthly retainer for Mr. Moyer.

•        Mr. Read, Mr. Moyer, and Mr. Cunningham are eligible to receive annual equity awards under the 2025 Omnibus Plan with a grant date fair value of $125,000 in the form of restricted stock units, except that Mr. Read’s first annual award was a grant of 20,000 restricted stock units. Upon election to the Board, Ms. Mohr will also be eligible to receive annual equity awards under the 2025 Omnibus Plan with a grant date fair value of $125,000 in the form of restricted stock units.

•        In connection with the direct listing, Mr. Cunningham received a one-time stock grant with a grant date value of $25,000, and Mr. Read, as chair of the Audit Committee, received a one-time grant of 25,000 restricted stock units.

We also reimburse directors for all expenses incurred in attending Board and committee meetings.

Director Independence

Under the applicable Nasdaq Stock Market LLC rules (the “Nasdaq rules”), a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Cunningham, Mr. de Charette, Mr. Jani, Mr. Moyer and Mr. Read has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our Board have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and SEC and Nasdaq rules.

Based on this review, we have established and adopted a charter for the audit committee, as well as a corporate code of ethics, insider trading policy, and compensation clawback policy applicable to all of our directors, officers and employees.

Our audit committee charter, corporate code of ethics, insider trading policy, and compensation clawback policy are available on our website (https://invest.virtuix.com/home) in the Corporate Governance section. Copies of these documents are also available upon written request to our Investor Relations at c/o Virtuix Holdings Inc., 11500 Metric Blvd, Suite 430 Austin, Texas 78758, Attn: Thomas McGinnis. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Corporate Governance section.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interest of our stockholders and as appropriate to comply with any new SEC or Nasdaq rules.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board is currently chaired by Jan Goetgeluk. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the audit committee of the Board that addresses risks inherent in its area of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements.

Board Meetings and Committees

The Board held fourteen meetings during the fiscal year ended March 31, 2026. All directors serving on the Board in 2026 attended at least 75% of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served during the time they served on the Board with the exception of John Cunningham, who attended 67% of the meetings of the Board. The Board discussed the attendance with Mr. Cunningham and expects full attendance in future years. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to prepare for and, to the extent possible, attend and participate in all meetings of the Board and Board committees on which he or she serves.

Audit Committee

The current members of our audit committee are Randolph Read, Parthkumar Jani, and Brett Moyer. Mr. Read serves as the chairman of the committee. The audit committee held seven meetings during the fiscal year ended March 31, 2026. The Audit Committee also meets regularly in executive session with management and the Company’s independent registered public accounting firm, separately and together, as appropriate.

Our Board has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our Board has determined that Mr. Read is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•        appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•        reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 10-K;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•        reviewing quarterly earnings releases.

Our audit committee operates under a written charter that satisfies the applicable Nasdaq Rules. See “Audit Committee Report” on page 31 for the committee’s review and recommendation regarding the Company’s audited financial statements.

Special Committee for Potential Acquisitions

The current members of the Acquisition Committee are Jan Goetgeluk, David Allan and Randolph Read. The Acquisition Committee was established by the Board on April 30, 2026, pursuant to Section 141(c) of the Delaware General Corporation Law, to review, evaluate, negotiate and determine whether to approve strategic transactions, including acquisitions, investments, joint ventures and related financings in the defense industry (each, a “Potential Transaction”). No Potential Transaction may be entered into, approved or consummated without the prior approval of the Acquisition Committee, and the Acquisition Committee reports regularly to the Board regarding its activities and determinations. Each member of the Acquisition Committee holds office until his successor is appointed or his earlier resignation.

Qualifications for Director Nominees

The Board is responsible for reviewing the appropriate skills and experience required for members of the Board. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board.

In connection with this assessment, the Board will identify individuals believed to be qualified to become Board members to fill new or vacant positions. The Board will also review the qualifications regarding director nominations submitted to the Company by stockholders in accordance with the Company’s bylaws or otherwise using the same assessment process described above. In addition, the Board will evaluate whether an incumbent director should be nominated for re-election to the Board as part of its review and selection process. The Board will use the same factors established for new director candidates to make its evaluation and will also take into account the incumbent director’s performance as a Board member.

The Board does not have a formal policy regarding the consideration of diversity for director candidates. The Board does, however, consider diversity as part of its overall selection strategy. The Board considers diversity in its broadest sense, including diversity in professional and life experiences, education, skills, perspectives and leadership. Importantly, the Board focuses on how the experiences and skill sets of each director nominee complement those of fellow directors and director nominees to create a balanced Board with diverse viewpoints and deep expertise. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company’s goal of creating a board of directors that best serves our needs and those of our stockholders.

Director Candidate Recommendations by Stockholders

The Board will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of director nominations submitted by stockholders in the same manner as described under “Qualifications for Director Nominees.” See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the Board.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o Virtuix Holdings Inc., 11500 Metric Blvd, Suite 430 Austin, Texas 78758, Attn: Investor Relations. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-management directors, or a specific director.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Stockholder Nominations

Our second amended and restated bylaws contain advance notice procedures for director nominations. These procedures are the exclusive means by which a stockholder may nominate individuals for election to the Board, other than matters properly brought under Rule 14a-8 of the Exchange Act.

To be timely for an annual meeting, a stockholder’s written notice generally must be received by our secretary at our principal executive offices not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the one-year anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary, or if no annual meeting was held in the prior year, notice must be received not later than the close of business on the later of the 90th day before the scheduled meeting date or the 10th day following the first public announcement of the meeting date. If the number of directors to be elected is increased and there is no public announcement of all of the nominees or of the size of the Board at least 10 days before the last date for timely notice, a stockholder’s notice with respect to nominees for the new positions will be considered timely if it is received not later than the 10th day following the first public announcement of such increase.

A proposing stockholder must be a holder of record entitled to vote at the meeting, must appear in person or by qualified proxy at the meeting, and must include in its notice the information specified by our bylaws. The required information includes, among other things, information about each nominee (such as name, addresses, occupation, security ownership, any derivative or synthetic equity interests, consents and questionnaires, agreements or understandings regarding service or voting, and other information required by Regulation 14A), as well as information about the proposing stockholder and any beneficial owners on whose behalf the nomination is made (such as holdings of our securities and synthetic equity interests, voting arrangements, dividend rights decoupled from ownership, performance-related fee arrangements, relevant litigation or relationships, and other information required by Regulation 14A).

Proposing stockholders must also provide a “Solicitation Statement” regarding their intent to solicit proxies and, if soliciting in support of director nominees other than our nominees, must represent that they will comply with Rule 14a-19 under the Exchange Act (the universal proxy rule). Our bylaws require proposing stockholders to update and supplement their notice so that the information it contains is true and correct as of the record date for the meeting and as of 10 business days before the meeting, with specified deadlines, and to promptly notify us of certain changes (including if they cease soliciting proxies in accordance with their representations). If a proposing stockholder fails to comply with Rule 14a-19, including the requirement to provide required notices and evidence of solicitation, its nominee or nominees will be disqualified and no vote will be held on such nominee or nominees.

Only nominations made in accordance with these procedures may be brought before an annual meeting. The Board (or a committee designated by the Board) or the chair of the meeting has the authority to determine whether a notice has been made in compliance with our bylaws, and we may disregard any nomination that does not comply with these procedures. With respect to special meetings of stockholders, stockholders may not bring nominations before a special meeting unless the special meeting has been called in lieu of an annual meeting, in which case the advance notice procedures applicable to annual meetings will apply. In addition, any stockholder that directly or indirectly solicits proxies must use a proxy card color other than white, which color is reserved for the exclusive use of our Board of Directors.

Because Mr. Goetgeluk holds approximately 72% of the combined voting power of our outstanding capital stock, he has the ability to determine the outcome of director elections. Notwithstanding the foregoing, the Board and Mr. Goetgeluk will give appropriate consideration to any director nominations properly submitted by stockholders in accordance with our bylaws.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on our website at http://invest.virtuix.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale and other dispositions of our securities by our directors, officers and employees, and the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. A copy of our Insider Trading Policy is posted on our website at http://invest.virtuix.com.

EXECUTIVE OFFICERS & SIGNIFICANT EMPLOYEES

The following sets forth information regarding the executive officers of the Company as of August 5, 2026:

Name	Age	Position(s)
Executive Officers
Jan Goetgeluk	42	Chief Executive Officer and Chairman
David Allan	59	Chief Operating Officer, President and Director
Thomas McGinnis	34	Chief Financial Officer
Lauren Premo	38	Chief Marketing Officer
Cameron Slayter	33	Chief Product Officer

Jan Goetgeluk, Chief Executive Officer and Chairman

For biographical information regarding Mr. Goetgeluk, see the section entitled “The Board, its Committees and its Compensation — Class III Directors” above.

David Allan, Chief Operating Officer, President and Director

For biographical information regarding Mr. Allan, see the section entitled “The Board, its Committees and its Compensation — Class II Directors” above.

Thomas McGinnis, Chief Financial Officer

Mr. McGinnis has served as Chief Financial Officer of the Company since October 2025. From April 2021 to August 2025, Mr. McGinnis served as Controller of Ammo, Inc., where he managed the company’s SEC reporting process, oversaw Sarbanes-Oxley internal controls compliance, and led all aspects of financial reporting, including supporting the successful sale of the business. From September 2019 to April 2021, he was an auditor with Durbin & Company, where he focused on financial statement audits.

Mr. McGinnis holds a Bachelor of Science degree from Arizona State University and a Master of Science degree from the University of Texas at Dallas. He is a Certified Public Accountant licensed by the Texas State Board of Public Accountancy.

Lauren Premo, Chief Marketing Officer

Lauren Premo has served as Chief Marketing Officer of the Company since March 2026. Ms. Premo served as Head of Marketing of the Company from November 2023 until March 2026, when her title was changed to Chief Marketing Officer. From April 2022 to August 2023, Ms. Premo served as Senior Director of Brand Marketing at Turtle Beach, where she led global brand marketing for the Roccat brand, overseeing marketing strategy, communications, partnerships, events, and creative content. In this role, she directed cross-functional teams to execute global go-to-market initiatives and data-driven marketing campaigns across digital, social, public relations, and events.

From 2014 to 2022, Ms. Premo held positions of increasing responsibility at Corsair Gaming, Inc., including Senior Director of Software and Services and Director of Marketing, Gaming. During her tenure, she led global go-to-market strategies for gaming products and services, managed multi-million-dollar budgets, oversaw global marketing and partnerships teams, and managed software and services businesses with full profit and loss responsibility. She also developed strategic partnerships with leading technology and gaming companies and supported long-term ecosystem growth initiatives.

Earlier in her career, Ms. Premo held business development and community management roles at Razer Inc., where she managed global partnerships, co-marketing campaigns, and esports and influencer programs. She began her career as a Sales Manager at Portable Power Systems, where she managed national customer accounts and contributed to sales growth.

Ms. Premo holds a Bachelor of Science degree in Business Administration with a concentration in Marketing from the University of Colorado at Boulder.

Cameron Slayter, Chief Product Officer

Cameron Slayter has served as Chief Product Officer of the Company since March 2026. Mr. Slayter has served at the Company since 2014 in roles of increasing responsibility, including as Creative Director and previously as a Game Designer. During his tenure, he has led the Company’s game development team and directed the creation of multiple titles for the Company’s content platforms, and he has overseen visual product design and UI/UX for the Company’s software platforms.

Mr. Slayter holds a Bachelor of Science degree in Visualization, Game and Interactive Media Design from Texas A&M University and completed specialized study in Game Design and Production Management at the University of Abertay in Dundee, Scotland.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2026 Summary Compensation Table” below. For the fiscal year ended March 31, 2026, our “named executive officers” and their positions were as follows:

•        Jan Goetgeluk, Chief Executive Officer and Chairman of the Board;

•        David Allan, Chief Operating Officer, President and Director; and

•        Lauren Premo, Chief Marketing Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” and a “smaller reporting company,” each as defined under SEC rules, we are not required to include a compensation discussion and analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

2026 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended March 31, 2025 and March 31, 2026:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Jan Goetgeluk	2026	306,657	50,000	—	—	70,000	21,325	447,982
Chief Executive Officer and Chairman of the Board	2025	250,000	—	—	—	—	—	250,000
David Allan	2026	326,944	50,000	622,500	—	70,000	—	1,069,444
Chief Operating Officer, President and Director	2025	300,000	—	—	1,120,500	—	—	1,420,500
Lauren Premo	2026	223,440	—	190,900	—	—	2,200	416,540
Chief Marketing Officer	2025	200,292	—	—	26,145	5,660	—	232,097

____________

(1)      Amounts reported in this column for 2026 represent the amount of a one-time cash bonus of $50,000 paid to each of Mr. Goetgeluk and Mr. Allan upon the consummation of the Company’s direct listing in accordance with each of their employment agreements, as described in the section titled “Employment Arrangements with our Named Executive Officers — Jan Goetgeluk and David Allan” below.

(2)      The amounts reported in this column for 2026 represent the grant date fair value of restricted stock units awarded to Mr. Allan and Ms. Premo under the 2025 Omnibus Plan. The amounts reported in this column for 2025 represent the grant date fair value of incentive stock options (for Ms. Premo) and nonstatutory stock options (for Mr. Allan) issued under the 2025 Long-Term Incentive Plan. The grant date fair value of the options and stock awards has been determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. With respect to the amounts reported in these columns, there can be no assurance that these values will ever be realized. We provide information regarding the assumptions used to calculate the value of the stock options granted in Note 13 to our audited financial statements in our Form 10-K for the year ended March 31, 2026.

(3)      Amounts reported for Mr. Goetgeluk and Mr. Allan represent cash bonuses earned for the fiscal year ended March 31, 2026 based on the Company’s revenue for such fiscal year in accordance with each of their employment agreements, as described in the section titled “Employment Arrangements with our Named Executive Officers — Jan Goetgeluk and David Allan” below. The amount reported for Ms. Premo represents a sales performance bonus earned based on the achievement of performance targets for the fiscal year ended March 31, 2025.

(4)      The amount reported for Mr. Goetgeluk represents the cost of Company-reimbursed health insurance paid on his behalf. The amount reported for Ms. Premo represents the amount of 401(k) plan matching contributions made by the Company on her behalf.

Base Salaries

Base salaries are paid to our named executive officers to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal year ended March 31, 2026, Mr. Goetgeluk’s annual base salary was $250,000 until September 17, 2025 and $350,000 thereafter, and Mr. Allan’s annual base salary was $300,000 until September 17, 2025 and $350,000 thereafter, in each case pursuant to the employment agreements described under “Employment Arrangements with our Named Executive Officers — Jan Goetgeluk and David Allan” below.

For the fiscal year ended March 31, 2026, Ms. Premo’s annual base salary was $220,000. The Summary Compensation Table reflects actual salary paid during the fiscal year ($223,440), which includes the effect of pay periods and timing of salary increases. Ms. Premo was not a named executive officer in Fiscal Year 2025.

Bonuses

Under their respective employment agreements, which took effect as of September 17, 2025, Mr. Goetgeluk and Mr. Allan each received a $50,000 cash bonus upon the consummation of the Company’s direct listing. In addition, each was eligible to receive a bonus of up to $140,000 based on achievement of revenue targets for the fiscal year ended March 31, 2026. Based on the Company’s actual revenue performance for such fiscal year, each earned a bonus of $70,000, and such bonuses have been paid as of the date of this proxy statement.

In connection with the increase in Ms. Premo’s base salary effective December 2024, Ms. Premo and the Company agreed that her prior sales-based incentive compensation opportunity was eliminated.

Equity Compensation

Mr. Allan received an award of 375,000 restricted stock units that were granted in October 2025 pursuant to his employment agreement with the Company dated September 17, 2025. The restricted stock units vested in full on July 27, 2026, six months following the first day of public trading of the Company’s common stock. Pursuant to the Company’s lock-up arrangements, shares acquired upon vesting were subject to transfer restrictions until July 27, 2026, at which time Mr. Allan’s lock-up period expired. The shares were settled in accordance with the terms of the applicable award agreement.

Ms. Premo received an award of 115,000 restricted stock units that were granted in October 2025 pursuant to the 2025 Omnibus Plan. Twenty-five percent (25%) of the restricted stock units (28,750 units) vest on January 27, 2027, with the remaining seventy-five percent (75%) vesting in 12 equal quarterly installments thereafter.

Mr. Allan and Ms. Premo each received stock options to purchase shares of common stock that were granted in January 2025 pursuant to the Company’s 2025 Long-Term Incentive Plan (the “2025 LTIP”). In 2025, Mr. Allan was awarded stock options to purchase 1,500,000 shares of common stock and Ms. Premo was awarded stock options to purchase 35,000 shares of common stock.

Fifty percent (50%) of the options vest and become exercisable on the second anniversary of the vesting commencement date, with the balance vesting and becoming exercisable in a single installment on the third anniversary of the vesting commencement date.

For additional information about the 2025 Long-Term Incentive Plan and the 2025 Omnibus Plan, please see the section titled “Equity Compensation Plans” below.

Policies and Practices Related to the Grant of Certain Equity Awards

We do not time the grant of equity awards in coordination with the release of material non-public information, and we do not time the release of material non-public information on the basis of option or other equity award grant dates. In determining the timing or terms of equity awards, the Board does not take material non-public information into account. Stock options are granted at an exercise price at or above the fair market value of the Company’s common stock on the date of grant.

Other Elements of Compensation

Retirement Plans

The Company sponsors the Virtuix Inc. 401(k) savings plan, which is available to all of our U.S.-based employees, including our named executive officers based in the U.S., who are eligible to participate in the Virtuix Inc. 401(k) plan on the same terms as other full-time employees.

Employee Benefits

The Company’s named executive officers who are based in the U.S. are eligible to receive the same employee benefits that are generally available to all full-time, U.S.-based employees, subject to the satisfaction of certain eligibility requirements. In structuring these benefit plans, the Company seeks to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Employment Arrangements with our Named Executive Officers

Jan Goetgeluk and David Allan

Prior Employment Arrangements

Prior to entering into the employment agreements described below, Mr. Goetgeluk served without a long-term employment agreement, and Mr. Allan served under an at-will offer letter. Neither arrangement provided severance, change-in-control, or other post-employment benefits beyond the Company’s generally applicable policies.

Current Employment Arrangements

In connection with our direct listing, we entered into employment agreements with Mr. Goetgeluk and Mr. Allan, each with an initial term of three years, effective as of September 17, 2025. Upon expiration of the initial term, these agreements will automatically renew for successive one-year terms unless either we or the executive officer provides written notice of non-renewal at least 120 days prior to the expiration of the then-current term.

The employment agreements described below reflect the executives’ current compensation arrangements and other terms of employment entered into in connection with our direct listing. Because the agreements became effective on September 17, 2025, the annualized compensation terms were in effect for only a portion of the fiscal year ended March 31, 2026; accordingly, the Summary Compensation Table reflects the amounts awarded to, earned by or paid to the executives during the applicable fiscal year, rather than annualized amounts under the agreements. Each of Mr. Goetgeluk and Mr. Allan is entitled to a base salary of $350,000 that is subject to annual review by the Board (or a duly authorized committee). In connection with the consummation of our direct listing, each executive received a one-time cash bonus of $50,000. For the fiscal year ended March 31, 2026, each executive was eligible to earn an annual cash bonus of up to $140,000 based on the Company’s revenue for such fiscal year. Based on the Company’s actual revenue performance for such fiscal year, each earned a bonus of $70,000, and such bonuses have been paid as of the date of this proxy statement. For subsequent fiscal years, each executive is eligible to receive a target annual cash bonus equal to 40% of base salary, subject to achievement of performance objectives established annually by the Board. Each executive is also eligible to receive annual equity awards under the Virtuix Holdings Inc. 2025 Omnibus Incentive Plan (the “2025 Omnibus Plan”) with a target grant date value equal to 60% of base salary, in the form of restricted stock units. These awards are expected to be granted in the first month of each fiscal year and are subject to four-year vesting, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter, subject to continued service.

In the event of a termination without cause or a resignation for good reason, each executive is entitled to receive six months of continued base salary, any earned but unpaid annual bonus for the prior fiscal year, and for Mr. Goetgeluk, payment of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to six months, subject in each case to execution of a release of claims and continued compliance with applicable restrictive covenants. In the event of termination due to death or disability, substantially similar severance benefits are payable to the executive’s estate or legal representative. No severance is payable upon a termination for cause or a resignation without good reason.

In addition, Mr. Allan’s employment agreement provides that he is entitled to a one-time grant of 375,000 restricted stock units, which was granted in October 2025. These restricted stock units vested in full on July 27, 2026, six months following the first day of public trading of our common stock, which coincided with the expiration of Mr. Allan’s lock-up period, and was settled in accordance with the terms of the applicable award agreement. The agreement also provides that, upon each exercise of any portion of his existing vested stock options, Mr. Allan will receive a cash bonus equal to the aggregate exercise price paid in connection with such exercise. On July 13, 2026, Mr. Allan exercised 125,000 of his vested stock options at an exercise price of $1.66 per share, for an aggregate exercise price of $207,500, which was settled pursuant to the terms of his employment agreement; he received the related exercise price bonus in accordance with the terms of his agreement.

Lauren Premo

We have entered into an offer letter with Ms. Premo, dated November 11, 2023, pursuant to which Ms. Premo served as our Head of Marketing until March 2026 when her title changed to Chief Marketing Officer. Ms. Premo’s employment pursuant to the agreement is “at-will” and is terminable by either party for any reason and with or without notice.

Pursuant to her offer letter, Ms. Premo was entitled to receive an initial base salary of $200,000, which was increased to $220,000 in 2024. The offer letter also provides that Ms. Premo was eligible to participate in Company-sponsored benefits that the Company may offer to similarly situated employees from time to time. In addition, the offer letter provided that Ms. Premo was eligible to receive a stock option grant for 35,000 shares in the Company, vesting over a three-year period, subject to her continued employment through each applicable vesting date.

In October 2025, Ms. Premo was also granted 115,000 restricted stock units under our 2025 Omnibus Plan, with 25% vesting on January 27, 2027 and the remainder vesting in 12 equal quarterly installments thereafter, in each case subject to her continued service through the applicable vesting date.

Severance Arrangements

The Company does not maintain a formal companywide severance plan. As a standard practice, the Company typically provides certain employees, including executive officers whose employment arrangements do not include an explicit severance commitment, severance pay consisting of four weeks’ base salary upon signing of an exit agreement in the event that such employee’s employment with the Company terminates without cause.

Equity Compensation Plans

The following summarizes the material terms of the Company’s equity compensation plans.

2014 Long-Term Incentive Plan

On April 7, 2014, our board of directors adopted the Virtuix Holdings Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”). The 2014 LTIP expired by its terms on April 7, 2024, ten years from its effective date. No new awards may be granted under the 2014 LTIP; however, awards granted under the 2014 LTIP that remained outstanding at the time of expiration continue to be governed by its terms.

As of March 31, 2026, there were 553,750 shares subject to outstanding options under the 2014 LTIP. These options remain exercisable in accordance with their original terms and vesting schedules. For a description of the Company’s current equity compensation plans, see “Equity Compensation Plans — 2025 Long-Term Incentive Plan” and “Equity Compensation Plans — 2025 Omnibus Incentive Plan” below.

2025 Long-Term Incentive Plan

On January 22, 2025, our board of directors adopted the 2025 LTIP. The 2025 LTIP provides for the grant of incentive stock options and nonstatutory stock options. In July 2025, our board of directors approved the suspension of new award grants under the 2025 LTIP. As a result, no additional equity awards will be granted under the 2025 LTIP, although previously granted awards under the plan remain outstanding and continue to be governed by their existing terms and conditions.

As of March 31, 2026, there were 1,635,000 shares subject to outstanding options under the 2025 LTIP, with a weighted-average exercise price of $1.66 per share. These options vest 50% on the second anniversary of each recipient’s vesting commencement date and the remaining 50% on the third anniversary, subject to continued employment. For a description of the Company’s current equity compensation plan, see “Equity Compensation Plans — 2025 Omnibus Incentive Plan” below.

2025 Omnibus Plan

On July 23, 2025 and August 6, 2025, our board of directors and stockholders, respectively, approved the 2025 Omnibus Plan. The 2025 Omnibus Plan is intended to promote the long-term success of Virtuix by aligning the interests of employees, directors and consultants with those of our stockholders, encouraging individual performance, fostering teamwork and enabling us to attract and retain the talent necessary to drive our growth following the direct listing of our common stock.

The 2025 Omnibus Plan authorizes the grant of a broad array of equity and cash-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-conditioned restricted shares and restricted stock units), other share-based awards and other cash-based awards, or any combination of the foregoing, each as determined by the plan administrator.

The 2025 Omnibus Plan initially reserves 4,000,000 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Beginning January 1, 2026 and on the first trading day of each calendar year thereafter, the share reserve will automatically increase by a number of shares equal to three (3) percent of the total outstanding shares of our common stock on the last day of the immediately preceding calendar year, unless the board of directors determines prior to the date of increase that no such increase (or a lesser increase) will occur. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2025 Omnibus Plan; however, shares tendered to pay an exercise price, withheld to satisfy tax obligations, or repurchased on the open market with option proceeds will not again become available for issuance.

The board of directors administers the 2025 Omnibus Plan and may delegate its authority to a committee of the board or, within prescribed limits, to one or more officers. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including performance goals, vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options and stock appreciation rights (“SARs”) granted under the 2025 Omnibus Plan must have an exercise price (or base price, in the case of SARs) at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options and SARs may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term. The administrator determines vesting schedules for all awards; however, stock options and other full-value awards are generally expected to vest over time or upon achievement of performance goals.

Upon certain changes in our capitalization (for example, stock splits, mergers or similar events), the administrator will make equitable adjustments to the number and type of shares reserved under the 2025 Omnibus Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices). In connection with a change in control, the administrator may, in its discretion, provide for the assumption, substitution, cash-out or acceleration of outstanding awards, or for their termination if the exercise price equals or exceeds the consideration payable to stockholders.

The 2025 Omnibus Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise, vesting or settlement, or by accepting previously owned shares. Awards may be settled in shares, cash, or a combination of both, as provided in the applicable award agreement.

Unless earlier terminated by the board of directors, the 2025 Omnibus Plan will remain in effect until the day immediately preceding the tenth anniversary of its effective date, and no awards may be granted under the plan thereafter.

The foregoing summary of the 2025 Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as exhibit 10.14 to our Registration Statement on Form S-1 (Registration No. 333-295753).

Outstanding Equity Awards at March 31, 2026(1)

The following table presents information regarding outstanding equity awards held by our named executive officers as of March 31, 2026:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(2)	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)(3)	Market value of shares or units of stock that have not vested ($)(3)
Jan Goetgeluk	—	—	—	—	—	—
David Allan	1,500,000	—	$1.66	January 24, 2035	—	—
		—	—	—	375,000	2,538,750
Lauren Premo	17,500	17,500	$1.66	January 24, 2035	—	—
	—	—	—	—	115,000	778,550

____________

(1)      All stock options were granted under the 2025 LTIP, as described in more detail under “Equity Compensation Plans — 2025 Long-Term Incentive Plan” above. All of the stock options were granted with a per-share exercise price equal to the fair value of one share of the Company’s common stock on the date of grant, as determined in good faith by the Board. In making this determination, the Board relied on an independent third-party valuation prepared in accordance with Section 409A of the Code to assess the fair market value of the Company’s common stock as of the applicable grant date.

(2)      On January 25, 2025, the Company granted to Mr. Allan and Ms. Premo the option to purchase the number of shares of common stock reflected above. Fifty percent of the options vest on the second anniversary of the vesting commencement date with the balance vesting and becoming exercisable in a single installment on the third anniversary, in each case subject to the individual’s continued employment with the Company through the applicable vesting date. For Mr. Allan, the vesting commencement date is August 12, 2013, and for Ms. Premo, November 27, 2023. The options granted to Mr. Allan were classified as nonstatutory stock options, while the options granted to Ms. Premo were classified as incentive stock options.

(3)      On October 9, 2025, the Company granted the number of restricted stock units reflected above to Mr. Allan and Ms. Premo pursuant to the 2025 Omnibus Plan. Mr. Allan’s award was granted pursuant to the terms of his employment agreement with the Company. In the case of Mr. Allan, the restricted stock units vested in full on July 27, 2026, six months following the first day of public trading of the Company’s common stock. In the case of Ms. Premo, the restricted stock units vest 25% on January 27, 2027, with the remaining 75% vesting in 12 equal quarterly installments thereafter.

Director Compensation

Non-employee Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended March 31, 2026. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in the fiscal year ended March 31, 2026 for their services as members of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Total ($)
Michael Bradley McGovern(2)	—	—	—	—
Parthkumar Jani	—	—	—	—
Ugo de Charette	—	—	—	—
Brett Moyer	2,000	125,000	—	127,000
John Cunningham	—	149,993	—	149,993
Randolph Read	18,000	74,700	—	92,700
Giri Devanur(3)	5,355	—	—	5,355

____________

(1)      The aggregate number of outstanding shares of restricted stock units as of March 31, 2026 is as follows: Mr. Moyer — 16,600; Mr. Cunningham — 17,142; Mr. Read — 45,000.

(2)      Mr. McGovern ceased serving as a member of the Board as of July 15, 2025.

(3)      Mr. Devanur ceased serving as a member of the Board as of December 26, 2025.

In connection with our direct listing, we entered into individual offer letters with Randolph Read (effective July 27, 2025), Giri Devanur (effective August 20, 2025 and terminated on December 26, 2025 upon Mr. Devanur’s resignation), and John Cunningham (effective October 9, 2025) to provide compensation intended to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. Following our direct listing, we entered into an individual offer letter with Brett Moyer to provide compensation for the same purposes. Each arrangement is for an indefinite term and is subject to the director’s removal by us or our stockholders at any time in accordance with applicable law.

The offer letters described below reflect the applicable directors’ current compensation arrangements and other terms of their engagement.

Mr. Read is entitled to a cash retainer of $3,000 per month effective as of the first month following the Company’s direct listing (increased from $2,000 per month), and Mr. Moyer is entitled to a cash retainer of $2,000 per month. Each of Mr. Read, Mr. Moyer, and Mr. Cunningham is also eligible to receive annual equity awards under the 2025 Omnibus Plan with a grant date fair value equal to $125,000, in the form of restricted stock units, except that Mr. Read’s first such annual award will be a grant of 20,000 restricted stock units. In the case of Mr. Read and Mr. Cunningham, the first such annual awards are outstanding and will vest in full on January 27, 2027, subject to continued service on the Board. In the case of Mr. Moyer, the first such annual award was granted on March 13, 2026, and will vest in full on the one-year anniversary of the grant date, subject to continued service on the Board.

In connection with our direct listing, Mr. Cunningham became eligible to receive a one-time stock grant, with a grant date value of $25,000, and Mr. Read, as chair of the Audit Committee, became eligible to receive a one-time grant of 25,000 restricted stock units, vesting one-third per year over three years unless Mr. Read is not renominated to the board, in which case the award will vest in full.

Each offer letter also provides for reimbursement of reasonable travel and other business expenses in connection with the applicable director’s duties as a board and committee member.

Clawback Policy

We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act, and the corresponding listing standards of the Nasdaq, which provides for the mandatory recovery from current and former officers of incentive-based compensation that was erroneously awarded during the three fiscal years preceding the date that the company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. No accounting restatement during fiscal year 2026 triggered (or would have triggered) recovery of erroneously awarded compensation under the policy.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information as of March 31, 2026, the end of our most recently completed fiscal year, with respect to compensation plans (including any individual compensation arrangements, of which there are none) under which our equity securities are authorized for issuance, aggregated as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities issuable upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by securityholders(1)	4,368,742	$1.40	2,901,886
Equity compensation plans not approved by security holders	—	—	—
Total	4,368,742	$1.40	2,901,886

____________

(1)      Reflects 553,750 shares subject to outstanding options under the 2014 LTIP, 1,635,000 shares subject to outstanding options under the 2025 LTIP, and 2,179,992 shares subject to outstanding restricted stock units under the 2025 Omnibus Plan, in each case as of March 31, 2026. The 2014 LTIP has expired and the 2025 LTIP has been suspended for new grants; accordingly, shares remaining available for future issuance consist solely of shares available under the 2025 Omnibus Plan. Shares remaining available under the 2025 Omnibus Plan reflect 4,000,000 shares initially reserved under the 2025 Omnibus Plan, plus a 1,081,878-share evergreen increase effective January 1, 2026, less 2,179,992 shares subject to outstanding restricted stock units as of March 31, 2026. The weighted-average exercise price excludes restricted stock units because they do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions or series of transactions since April 1, 2024, or currently proposed transactions or series of transactions, to which we were, or will be, a party, in which the amount involved exceeded, or will exceed, $120,000, and in which any of our directors, executive officers, or to our knowledge, beneficial owners of 5% or more of our capital stock, or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Related-Party Promissory Notes

In July 2024, as part of the 2024 Notes, the Company issued a subordinated promissory note to Ugo de Charette, a member of the Company’s board of directors, in the original principal amount of $100,000. The note is a non-convertible, subordinated promissory note that bears interest at a rate of 18% per annum and does not include a conversion feature. The note originally matured on December 31, 2024, but the maturity date was subsequently extended to June 30, 2025 and then further extended to December 31, 2025. On March 30, 2026, the outstanding balance on the note, including all accrued and unpaid interest, totaling $130,723, was paid in full.

On May 15, 2025, the Company borrowed $50,000 from Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman, in the form of an unsecured promissory note in the principal amount of $50,000. This note was part of a bridge financing in which unaffiliated third-party investors also participated on identical terms. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for general corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On May 19, 2025, the Company borrowed $167,678 from Mieke Criel in the form of an unsecured promissory note in the principal amount of $167,678. Ms. Criel is the mother of Jan Goetgeluk, the Company’s Chief Executive Officer and Chairman. This note was part of the same bridge financing described above, in which unaffiliated third-party investors also participated on identical terms. The promissory note bore interest at a rate of 18% per annum and matured on September 30, 2025. The proceeds from the note were used for general corporate purposes. The promissory note was unsecured and did not contain any financial covenants or security interests. The principal and accrued interest on the note were paid back in full on September 15, 2025.

On October 15, 2025, as part of the Second 2025 Notes, the Company borrowed $50,000 from Jan Goetgeluk, who serves as our Chief Executive Officer and Chairman, in the form of an unsecured promissory note in the principal amount of $55,000. The Second 2025 Notes were offered on the same terms to unaffiliated third-party investors, who collectively invested approximately $1,275,000 in the offering. The promissory note bore interest at a rate of 6% per annum and matured on March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). The note was convertible into Common Stock of the Company at a 15% discount to the Company’s Nasdaq listing price, at the option of either the noteholder or the Company. The promissory note was unsecured and did not contain any financial covenants or security interests. On March 30, 2026, the Company repaid in full all outstanding principal on the promissory note, together with all accrued and unpaid interest thereon, for an aggregate cash payment of $56,501. As of March 31, 2026, no amounts remained outstanding under the unsecured promissory note.

On November 24, 2025, as part of the Second 2025 Notes, the Company borrowed $175,000 from Mieke Criel in the form of an unsecured promissory note in the principal amount of $192,500. Ms. Criel is the mother of Jan Goetgeluk, the Company’s Chief Executive Officer and Chairman. As noted above, the Second 2025 Notes were offered on the same terms to unaffiliated third-party investors. The promissory note bore interest at a rate of 6% per annum and matured on March 31, 2026 (as extended by the Company, in its sole discretion, from December 31, 2025). The note was convertible into Common Stock of the Company at a 15% discount to the Company’s Nasdaq listing price, at the option of either the noteholder or the Company. The promissory note was unsecured and did not contain any financial covenants or security interests. On March 30, 2026, the Company repaid in full all outstanding principal on the promissory note, together with all accrued and unpaid interest thereon, for an aggregate cash payment of $196,487. As of March 31, 2026, no amounts remained outstanding under the unsecured promissory note.

The Company believes that the terms of these promissory notes issued to related parties were no less favorable to the Company than those obtained from unaffiliated third parties, as evidenced by the participation of unaffiliated investors in each of the note offerings described above on identical terms.

Class B Common Stock Exchange

On August 8, 2025, Virtuix entered into an exchange agreement with Jan Goetgeluk, the Company’s Chief Executive Officer, Chairman and founder. Pursuant to the agreement, Mr. Goetgeluk exchanged 5,500,000 shares of his Class A common stock of the Company for 5,500,000 shares of Class B common stock on a one-for-one basis (the “Exchange”).

The Class B common stock is identical to the Class A common stock in all respects except for voting rights. Each share of Class B common stock is entitled to twenty votes per share, whereas each share of Class A common stock is entitled to one vote per share. The Exchange did not result in any change to the total number of shares held by Mr. Goetgeluk, but it did increase his voting power in the Company. Following the Exchange, Mr. Goetgeluk held 5,500,000 shares of Class B common stock (and currently holds 4,000,000 shares of Class B common stock after (i) transferring 1,000,000 shares of Class B common stock, which automatically converted into 1,000,000 shares of Class A common stock upon the transfer, to a family member and (ii) converting 500,000 shares of Class B common stock into the same amount of Class A common stock) and no shares of Class A common stock, and controls a majority of the combined voting power of the Company’s outstanding capital stock. See “Description of Capital Stock.”

The Exchange was approved by the Company’s board of directors, except for Mr. Goetgeluk, who recused himself from any decisions of the board related to the Exchange, in accordance with the Company’s policies and procedures for related-party transactions. The terms of the Exchange were determined to be fair to the Company and consistent with the rights and preferences set forth in the Company’s Certificate.

From April 6, 2026, through May 6, 2026, Mr. Goetgeluk completed the sale of 500,000 shares of Class A common stock pursuant to a pre-established Rule 10b5-1 trading plan. As of the completion of the plan on May 6, 2026, Mr. Goetgeluk holds no shares of Class A common stock and 4,000,000 shares of Class B common stock.

Other than as described above, there were no other material related-party transactions with Mr. Goetgeluk during the periods presented.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The Company maintains a written Related Party Transaction Policy that governs the review and approval or ratification of transactions involving related persons, as defined under Item 404 of Regulation S-K. Pursuant to this policy, the Audit Committee reviews and, where appropriate, approves or ratifies related party transactions.

In determining whether to approve or ratify a related party transaction, the Audit Committee considers all facts and circumstances that it deems relevant, including, as applicable, the nature of the related person’s interest in the transaction, the material terms of the transaction, the business purpose and potential benefits to the Company, whether the transaction is on terms comparable to those available from unaffiliated third parties, and whether the transaction is in the best interests of the Company and its stockholders.

Mr. Jan Goetgeluk serves as the Company’s Chief Executive Officer and Chairman of the Board and is a controlling stockholder of the Company. In reviewing any transaction in which Mr. Goetgeluk or any of his affiliates has a direct or indirect material interest, the Audit Committee gives particular attention to the potential impact of the controlling stockholder relationship and the fairness of the transaction to the Company and its unaffiliated stockholders.

Any member of the Audit Committee who has an interest in a proposed related party transaction recuses himself or herself from the review and approval of that transaction. If advance approval of a transaction is not practicable, the transaction is submitted to the Audit Committee for review and, if appropriate, ratification as promptly as reasonably practicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of July 28, 2026, for (i) each member of the Board of Directors, (ii) each NEO, (iii) each person known to us to be the beneficial owner of more than 5% of the Company’s securities and (iv) the members of the Board and the executive officers as a group.

The percentage ownership of common stock is based on 29,857,526 shares of Class A common stock and 4,000,000 shares of Class B common stock outstanding as of July 28, 2026.

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any of our common stock as to which such person, directly or indirectly, has or shares voting power or investment power, and as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (1) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (2) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all common stock listed as owned by that person or entity, subject to applicable community property laws.

Unless otherwise indicated, the address of each of the executive officers and directors named below is c/o Virtuix Holdings Inc., 11500 Metric Blvd, Suite 430 Austin, Texas 78758.

	Shares Beneficially Owned				Percentage of Total Voting Power†
	Class A Common Stock		Class B Common Stock†
Name of Beneficial Owner	Number	%	Number	%
Executive Officers and Directors
David Allan(1)	1,654,179	5.54%	—		*
John Cunningham(2)	—	—	—		—
Ugo de Charette(3)	3,888,002	13.02%	—		3.54%
Jan Goetgeluk(4)	—	—	4,000,000	100%	72.82%
Parthkumar Jani(5)	299,358	1.00%	—		*
Melissa Mohr(6)	—	—	—		—
Brett Moyer(7)	—	—	—		—
Lauren Premo(8)	17,500	*	—		*
Randolph Read(9)	—	—	—		—
All executive officers and directors as a group (10 persons)	5,694,039	19.07%	4,000,000	100%	78.00%
5% Stockholders
Jan Goetgeluk(1)	—	—	4,000,000	100%	72.82%
Ugo de Charette(4)	3,888,002	13.02%	—		3.54%
Streeterville Capital, LLC(10)	3,016,385	9.99%	—		2.75%

____________

*        Represents less than 1%.

†        The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

The percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as one class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to 20 votes per share. Holders of our Class A common stock and Class B common stock will vote together as one class on all matters submitted to a vote of our stockholders, except as otherwise expressly provided in our sixth amended and restated certificate of incorporation or required by applicable law.

(1)      Consists of (i) 1,375,000 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days (reflecting the exercise of options for 125,000 shares on July 13, 2026 at an exercise price of $1.66 per share), (ii) 375,000 restricted stock units that vested in full on July 27, 2026 and (iii) 220,821 shares sold on July 28, 2026 at an average price of $1.79 per share pursuant to Mr. Allan’s 10b5-1 trading plan.

(2)      John Cunningham currently serves as a director of the Company.

(3)      Includes (i) 3,888,002 shares of Class A common stock currently held.

(4)      Common stock holdings consist of 4,000,000 shares of Class B common stock held directly.

(5)      Includes 299,358 shares of Class A common stock held by JC Team Capital Inc. (“JC Team”). Parthkumar Jani, the Chief Executive Officer of JC Team, has the sole voting and investment discretion with respect to the shares held by JC Team. Mr. Jani disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address of JC Team and Mr. Jani is 80 Micro Ct #100, Markham, ON L3R 9Z5, Canada.

(6)      Melissa Mohr is a nominee for election to the Board of Directors. As of July 28, 2026, Ms. Mohr did not beneficially own any shares of our common stock.

(7)      Brett Moyer currently serves as a director of the Company.

(8)      Lauren Premo currently serves as Chief Marketing Officer of the Company.

(9)      Randolph Read currently serves as a director of the Company.

(10)    Includes 10,000 shares held directly. The First Note includes: (i) 311,814 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44, (ii) 963,571 shares of Class A common stock issuable upon exercise of the Equity Financing Warrant, and (iii) 2,896,888 shares of Class A common stock issuable pursuant to the Pre-Paid Purchase. The Second Note includes: (i) 78,655 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44 and (ii) 114,285 shares of Class A common stock issuable upon exercise of the second debt financing warrant. The Third Note includes: (i) 78,655 shares of Class A common stock issuable pursuant to the conversion of the principal and interest at maturity of the Note at an estimated conversion price of $7.44 and (ii) 114,285 shares of Class A common stock issuable upon exercise of the third debt financing warrant. John M. Fife has voting and dispositive power over shares held by Streeterville. Streeterville is limited in its beneficial ownership to 9.99% of our Class A common stock. The address of Streeterville is 297 Auto Mall Drive Suite #4, St. George, Utah 84770.

AUDIT COMMITTEE REPORT

To the Board of Directors of Virtuix Holdings Inc.

We have reviewed and discussed the consolidated audited financial statements of the Company and its subsidiaries as set forth in Item 8 of the Company’s Annual Report on Form 10-K for the year ended March 31, 2026 with management of the Company and M&K CPAS, PLLC, independent public accountants for the Company.

We have also discussed with M&K CPAS, PLLC the matters required by the Public Company Accounting Oversight Board (“PCAOB”) to be discussed, as adopted in Auditing Standard No. 1301 (Communications with Audit Committees). We have received the written disclosures and the letter from M&K CPAS, PLLC required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with M&K CPAS, PLLC its independence from the Company.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Company’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Company and M&K CPAS, PLLC referred to above, we have previously recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the year ended March 31, 2026 in the Company’s Annual Report on Form 10-K.

Submitted by the current members of the Audit Committee of the Board of Directors.

Randolph Read (Chairman)	Parthkumar Jani	Brett Moyer

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy materials for the 2027 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at 11500 Metric Blvd, Suite 430 Austin, Texas 78758 by March 31, 2027, and otherwise comply with all requirements of the SEC for stockholder proposals, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, the Company’s second amended and restated bylaws provide that any stockholder who desires to make a director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy materials must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to and received by the Secretary at the above address not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no annual meeting was held in the preceding year, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. These procedures are the exclusive means by which a stockholder may bring business before an annual meeting or nominate directors, other than matters eligible for inclusion under Rule 14a-8. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s bylaws. A copy of the Company’s bylaws is available upon request from the Company’s Secretary.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the one-year anniversary of the preceding year’s annual meeting and comply with the disclosure and procedural requirements in connection with stockholder nominations of directors in our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, several brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or the Company. Direct your written request to: Virtuix Holdings Inc., 11500 Metric Blvd, Suite 430 Austin, Texas 78758, Attention: Secretary.

Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the one-year anniversary of the preceding year’s annual meeting and comply with the disclosure and procedural requirements in connection with stockholder nominations of directors in our bylaws.

ANNUAL REPORT

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on our website at https://invest.virtuix.com under the “View SEC Filings” tab. Copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, including financial statements and schedules thereto, filed with the SEC are also available without charge to stockholders upon written request addressed to Virtuix Holdings Inc., 11500 Metric Blvd, Suite 430 Austin, Texas 78758, Attention: Investor Relations.

OTHER MATTERS

The Board knows of no business to be brought before the Annual Meeting, which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

By Order of the Board of Directors,
/s/ Jan Goetgeluk
Jan Goetgeluk
Chief Executive Officer and Chairman

Austin, Texas
August 6, 2026

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY T02662-P56366 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors Nominees: 2. Ratification of Appointment of EisnerAmper LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2027. 01) Ugo de Charette 02) John Cunningham 03) Melissa Mohr For All Withhold All For All Except VIRTUIX HOLDINGS INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: The Board of Directors recommends you vote FOR the following proposal: VIRTUIX HOLDINGS INC. 11500 METRIC BLVD SUITE 430 AUSTIN, TX 78758 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VTIX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS &VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. T02663-P56366 VIRTUIX HOLDINGS INC. ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 24, 2026 9:00 AM CT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Jan Goetgeluk, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VIRTUIX HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CT, on September 24, 2026, virtually at www.virtualshareholdermeeting.com/VTIX2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side